                                   EX-99.B(e)iguadel

               AMENDMENT TO PRINCIPAL UNDERWRITING AGREEMENT

     This Amendment ("Amendment") is made as of July 24, 2002 between
Waddell & Reed Advisors International Growth Fund, Inc. (the "Fund"), an
open-end investment management company registered under the Investment
Company Act of 1940, and Waddell & Reed, Inc. ("W&R"), the Fund's
Principal Underwriter. The parties hereby amend the Principal Underwriting
Agreement dated October 26, 1981 and most recently amended as of February
8, 1995 ("Agreement"), as set forth below. Unless otherwise provided, capitalized terms used herein shall have the same meanings given to such terms in the Agreement.

     WHEREAS, the Bank Secrecy Act, as amended by the USA PATRIOT ACT, requires the Fund to develop and implement and institute an anti-money laundering program ("AML Program"); and

     WHEREAS, the Fund has adopted the AML Program set forth in Schedule 1 hereto; and

     WHEREAS, W&R processes investor account applications, approves and qualifies prospective investors, accepts investor funds, and/or services investor accounts; and

     WHEREAS, the Fund wishes to delegate certain aspects of the implementation and operation of the Fund's AML Program to W&R; and

     WHEREAS, W&R desires to accept such delegation.

     NOW THEREFORE, in consideration of the mutual premises and covenants set forth herein, the parties agree as follows:

   1. Delegation. The Fund hereby delegates to W&R, as agent for the
      Fund, responsibility for the implementation and operation of the following policies and procedures in connection with the Fund's AML
      Program, as applicable to W&R's functions as defined in the
      Agreement:  (i) know-your-customer policies; (ii) monitoring accounts and identifying high risk accounts; (iii) policies and procedures for reliance on third parties; (iv) policies and procedures for correspondent accounts for foreign financial institutions and for private banking accounts for non-U.S. persons;
      (v) no cash policy; (vi) detecting and reporting suspicious activity; and (vii) all related recordkeeping requirements, and W&R accepts such delegation. W&R further agrees to cooperate with the
      Fund's AML Compliance Officer in the performance of W&R's
      responsibilities under the AML Program.

   2. The AML Program. W&R hereby represents and warrants that W&R has received a copy of the Fund's AML Program and undertakes to perform all responsibilities imposed on W&R as a "Service Provider"
      thereunder. The Fund hereby agrees to provide to W&R any
      amendment(s) to the AML Program promptly after adoption of any such amendment(s) by the Fund.

   3. Consent to Examination. W&R hereby consents to:  (a) provide to federal examination authorities information and records relating to the AML Program maintained by W&R; and (b) the inspection of W&R by federal examination authorities for purposes of the AML Program.

   4. Anti-Money Laundering Program. W&R hereby represents and warrants that W&R has implemented and enforces an anti-money laundering program ("AMLP") that complies with laws, regulations and
      regulatory guidance applicable to the Fund and W&R, and includes, if applicable:

        a. know-your-customer policies;

        b. due diligence policies for correspondent accounts for foreign financial institutions and for private banking accounts for
           non-U.S. persons;

        c. reasonable internal procedures and controls to detect and report suspicious activities;

        d. monitoring accounts and identifying high-risk accounts;

        e. a compliance officer or committee with responsibility for the anti-money laundering program;

        f. employee training, including that:  (i) new employees receive
           AML training upon the commencement of their employment; and
           (ii) existing employees receive AML training at the time such employees assume duties that bring them into contact with
           possible money laundering activities;

        g. an independent audit function; and

        h. recordkeeping requirements.

   5. Delivery of Documents. W&R agrees to furnish to the Fund the following documents:

        a. a copy of W&R's AMLP as in effect on the date hereof, and any material amendment thereto promptly after the adoption of any such amendment;

        b. a copy of any deficiency letter sent by federal examination authorities concerning W&R's AMLP; and

        c. no less frequently than annually, a report on W&R's anti-money laundering program that includes a certification to the Fund concerning W&R's implementation of, and ongoing compliance with, its anti-money laundering program and a copy of any
           audit report prepared with respect to W&R's anti-money
           laundering program.

   6. Reports. W&R will provide periodic reports concerning W&R's compliance with W&R's AMLP and/or the Fund's AML Program at such times as may be reasonably requested by the Fund's Board of
      Directors or the Anti-Money Laundering Compliance Officer.

   7. Miscellaneous. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Except as specifically set forth herein, all other provisions of the
      Agreement shall remain in force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be fully executed as of the day and year first written above.

                              Waddell & Reed Advisors International
                              Growth Fund, Inc.

                              By: /s/Kristen A. Richards
                                  -------------------------------
                                  Kristen A. Richards

                              Title: Vice President and Secretary

                              Waddell & Reed, Inc.

                              By: /s/Michael D. Strohm
                                  -------------------------------
                                  Michael D. Strohm

                              Title: President

               WADDELL & REED ADVISORS GROUP OF MUTUAL FUNDS
                             W&R FUNDS, INC.
                         W&R TARGET FUNDS, INC.
                WADDELL & REED INVESTED PORTFOLIOS, INC.

                      ANTI-MONEY LAUNDERING PROGRAM

                              July 24, 2002

[These Procedures are  based on  the provisions of  and regulations  issued under the USA PATRIOT Act of  2001, as they existed on June 28, 2002.  Many of these regulations  are still  in proposed form  or "interim final"  form and may be altered when finally adopted. In addition, regulations have  not yet been proposed  to address  a variety of  issues raised  by the Act.  In
light  of   this   uncertainty,  these   Procedures  reflect   the   Funds'
understanding of  the  law  as  it  currently  exists.  Accordingly,  these
Procedures will  require  revisions  as  new  regulations  are  issued  and pending regulations are finalized.]

                      ANTI-MONEY LAUNDERING PROGRAM
                              INTRODUCTION

    On October 26, 2001, the USA PATRIOT Act[1] ("Act") became law. Title
III of the Act amended the Bank Secrecy Act ("BSA") to require all
"financial institutions" to develop and institute anti-money laundering programs that, at a minimum:

     *   include internal policies, procedures, and controls;

     *   designate a compliance officer to administer and oversee the program;

     *   provide for ongoing employee training; and

     *   include an independent audit function to test the program.

     The Act also expanded the definition of "financial institution" under the BSA to include, among others, investment companies and broker-dealers.
Interim final regulations issued by the Department of the Treasury
("Treasury") prescribe minimum standards for the anti-money laundering programs of open-end investment companies.[2]  Regulations to be prescribed by the Secretary of the Treasury may expand the definition of a financial institution to include investment advisers, transfer agents and other entities that are not currently covered by the Act.

     Money laundering is a serious threat to all financial institutions.
Although banks have been subject to some form of anti-money laundering requirements since the passage of the BSA in 1970, the Act imposes substantial new anti-money laundering requirements on investment companies. The drafters of the Act, however, may not have focused specifically on the unique circumstances of investment companies, the majority of which conduct their business almost entirely through external service providers, do not have employees of their own and do not have direct contact with investors. Because of this structure, investment companies must rely on their service providers to have adequate anti-money laundering programs in place to monitor for money laundering activities of investment company investors. Nonetheless, investment companies have certain anti-money laundering responsibilities that, according to
Treasury, they cannot delegate and, therefore, must also implement their own anti-money laundering programs to meet the requirements of the law.

[1]Uniting and Strengthening America by Providing Appropriate Tools Required
   to Intercept and Obstruct Terrorism Act of 2001.

[2]Financial Crimes Enforcement Network, "Anti-Money Laundering Programs
   for Mutual Funds," 67 Fed. Reg. 21117 (April 29, 2002).

                             STATEMENT OF POLICY

    This anti-money laundering program ("AML Program" or "Program")
applies to each of the registered investment companies listed on Appendix
A (each, a "Fund" and, collectively, the "Funds"). The Funds are committed to complying with all applicable anti-money laundering laws and guarding against money laundering and the financing of terrorist activities. To this end, the Funds shall take all reasonable steps and exercise reasonable diligence to prevent the use of the Funds by money launderers or to finance terrorist activities. Accordingly, each of the Funds has developed this anti-money laundering program ("AML Program") to:

     *   protect the Fund against the risks of unscrupulous persons attempting to fund terrorist or other criminal activities or launder the proceeds of illegal activities through the Fund;

     *   conduct the business of the Fund in a manner consistent with applicable laws and regulations designed to combat money laundering activities;

     *   endeavor to ensure that the Fund's service providers ("Service
         Providers") conduct their businesses in a manner consistent with applicable laws and regulations designed to combat money laundering activities and take all reasonable and appropriate steps to prevent use of the Fund by those engaged in money laundering activities;
         and

     *   protect the Fund from potential liability under the Act.

                  ANTI-MONEY LAUNDERING COMPLIANCE OFFICER
             AND ANTI-MONEY LAUNDERING COMPLIANCE COMMITTEE

      Appointment. The Board of Directors of each Fund has appointed the
Fund's Vice President, Secretary and Associate General Counsel to serve as the Fund's Anti-Money Laundering Compliance Officer ("AML Compliance
Officer") to administer, oversee and enforce day-to-day compliance with this AML Program. The AML Compliance Officer's contact information is set forth in Appendix B.

       Responsibilities. As more particularly described in this AML
Program, the AML Compliance Officer shall have overall responsibility to administer and oversee the AML Program. In this capacity, the AML
Compliance Officer's responsibilities shall include, without limitation:

     *   negotiating and proposing appropriate contractual arrangements on behalf of each Fund with Service Providers and evaluating
         compliance by Service Providers with those contractual arrangements and their own anti-money laundering programs as described herein;

     *   implementing, and reviewing no less frequently than annually, policies and procedures for investigating and reporting suspicious transactions;

     *   implementing, and reviewing no less frequently than annually, the
         Fund's AML training;

     *   arranging for the independent audit of this AML Program;

     *   reporting to the Fund's Board of Directors, no less frequently than annually, on compliance with this AML Program;

     *   maintaining the records required under this AML Program;

     *   coordinating all communication and information sharing with various government agencies with respect to compliance with anti-money laundering laws and regulations; and

     *   presenting to the Fund's Board of Directors for approval updates or revisions to this AML Program as necessary to accommodate changes in the BSA, applicable regulatory requirements, or the Fund's business.

    The AML Compliance Officer shall serve as a member of an AML
Compliance Committee that includes representatives of Waddell & Reed, Inc.
and Waddell & Reed Services Company ("AML Compliance Committee"). Except
as otherwise provided herein, the AML Compliance Officer and the AML
Compliance Committee shall work together to facilitate the performance of the responsibilities assigned to the AML Compliance Officer.

       Reporting.  The AML Compliance Officer shall report directly to the
President of the Fund.

                        PROCEDURES AND POLICIES FOR
                    DELEGATION TO SERVICE PROVIDERS

      Delegation. Because a Fund's Service Providers process investor account applications, approve and qualify prospective investors, and accept investor funds, the Fund must rely on these Service Providers to implement and operate certain aspects of this AML Program on behalf of the
Fund. Accordingly, each of the Funds may delegate the implementation and operation of the following policies and procedures to such Service
Providers: (i) know-your-customer policies; (ii) monitoring accounts and identifying high risk accounts;  (iii) policies and procedures for reliance on third parties; (iv) policies and procedures for correspondent accounts for foreign financial institutions and for private banking accounts for non-U.S. persons; (v) no cash policy; (vi) detecting and reporting suspicious activity; and (vii) all related recordkeeping requirements. Each Fund shall obtain from each such Service Provider to whom responsibilities under this AML Program have been delegated such
Service Provider's agreement to cooperate with the Fund's AML Compliance
Officer in the performance of such Service Provider's responsibilities under this AML Program.

     To effect this delegation, each Fund shall enter into appropriate contractual arrangements with the Service Provider(s) that process investor account applications, approve and qualify investors and accept investor funds. Each Fund shall obtain, from each such Service Provider, that Service Provider's consent to permit federal examination authorities to obtain information and records relating to this AML Program and to inspect the Service Provider for purposes of the Program.

       Review and Evaluation. Before a Fund delegates any aspect of the implementation of this AML Program to a Service Provider, and no less frequently than annually thereafter, the AML Compliance Officer shall review and evaluate the Service Provider's anti-money laundering program as it relates to functions delegated to the Service Provider by the Fund.
Each such Service Provider to whom a Fund delegates any aspect of the implementation and operation of this AML Program must have adopted and implemented an anti-money laundering program that complies with all laws, regulations and regulatory guidance applicable to the Fund and such
Service Provider as it relates to functions delegated to the Service
Provider by the Fund, and should include, at a minimum (to the extent relevant):

     *   know-your-customer policies;

     *   due diligence policies for correspondent accounts for foreign financial institutions and for private banking accounts for non-
         U.S. persons;

     *   detecting and reporting suspicious activity;

     *   monitoring accounts and identifying high-risk accounts;

     *   a designated compliance officer or committee with responsibility for implementing the anti-money laundering program;

     *   employee training;

     *   an independent audit function; and

     *   recordkeeping requirements.

    In conducting a review and evaluation of each Service Provider's anti-money laundering program, the AML Compliance Officer shall obtain and consider:

     *   a copy of the Service Provider's anti-money laundering program and any material amendment thereto promptly after the adoption of any such amendment;

     *   a copy of  any deficiency letter sent by federal examination authorities concerning the Service Provider's anti-money laundering program; and

     *   no less frequently than annually, a report on the Service
         Provider's anti-money laundering program that includes a
         certification to the Fund concerning the  Service Provider's implementation of, and ongoing compliance with, its anti-money laundering program and a copy of any audit report prepared with respect to Service Provider's anti-money laundering program.

    The AML Compliance Officer shall retain records memorializing this evaluation.

      Reporting. The AML Compliance Officer shall report to each Fund's
Board of Directors no less frequently than annually regarding the delegation by the Fund of the implementation of this AML Program to any
Service Provider and the AML Compliance Officer's evaluation of each such
Service Provider's anti-money laundering program.

                     PROCEDURES AND POLICIES FOR RELIANCE
                             ON THIRD PARTIES

    "Third Parties" include insurance companies, broker-dealers, banks, pension administrators, other funds and other financial intermediaries that sell a Fund's shares, either directly or through insurance products, and maintain an omnibus account with the Fund. As a result, Third Parties may have contact with investors, process investor account applications and documentation, and accept investor funds. Neither the Funds nor their
Service Providers typically know the identity of individual investors participating in these programs; indeed, the nature of these programs usually prohibits the Funds and Service Providers from learning the identity of the investors. Accordingly, the Funds and Service Providers must rely on Third Parties to have adequate anti-money laundering programs in place.

    Each Fund, directly or through its Service Providers, shall seek to obtain reasonable assurances, through contractual obligations, certifications, program evaluations, and/or other appropriate means, that each Third Party has established appropriate anti-money laundering programs reasonably designed to protect the Fund against the risks of money laundering activities and the financing of terrorist activities.
These anti-money laundering programs should include, at a minimum:

     *   know-your-customer policies;

     *   due diligence policies for correspondent accounts for foreign financial institutions and for private banking accounts for non-
          U.S. persons;

     *   detecting and reporting suspicious activity;

     *   monitoring accounts and identifying high-risk accounts;

     *   a designated compliance officer or committee with responsibility for implementing the anti-money laundering program;

     *   employee training;

     *   an independent audit function; and

     *   recordkeeping requirements.

    As a general matter, and in the absence of contrary indications, the
Fund and its Service Providers may rely on Third Party investor identification procedures performed by:

     *   a U.S. financial institution, subject to the BSA, with respect to its customers;

     *   a U.S. financial institution, subject to the BSA, acting as intermediary, nominee, fund of funds or assets aggregator; and

     *   a regulated foreign financial institution organized in a FATF-
         compliant jurisdiction.

    The Fund and its Service Providers shall apply a risk-based approach in determining the type and degree of assurances necessary from each Third
Party regarding such Third Party's anti-money laundering program. Factors relevant to this determination could include:

     *   the nature of the services provided to the Fund, including the level of contact with actual or prospective investors;

     *   whether the Third Party is itself a financial institution subject to the Act, or a different type of entity;

     *   if the Third Party is not a financial institution subject to the
         Act, the regulation to which it is subject;

     *   the location of the Third Party and the jurisdiction in which the
         Third Party conducts its business;

     *   the Third Party's history and reputation; and

     *   the viability of the Third Party's anti-money laundering program.

    The Funds and/or the Service Providers shall retain records memorializing this determination on behalf of each Fund.

             POLICIES AND PROCEDURES FOR CERTAIN FOREIGN ACCOUNTS

    Due Diligence of Correspondent Accounts for Foreign Financial
Institutions. Each Fund, through its Service Providers, shall undertake reasonable efforts to detect and report any known or suspected money laundering conducted through or involving any correspondent account[3]
maintained by the Fund for a foreign financial institution. Service
Providers shall undertake reasonable efforts to:

     *   determine whether the correspondent account is subject to the enhanced due diligence requirements that apply to accounts maintained for certain foreign banks;

     *   conduct a risk assessment to determine whether the correspondent account poses a significant risk of money laundering activity;

     *   consider any publicly available information from U.S. governmental agencies and multinational organizations with respect to regulation and supervision, if any, applicable to the foreign financial institution;

     *   consider any guidance issued by the Department of Treasury or the
         Securities and Exchange Commission regarding money laundering risks associated with particular foreign financial institutions and types of correspondent accounts; and

     *   review public information to ascertain whether the foreign financial institution has been the subject of any criminal action of any nature, or of any regulatory action relating to money laundering, to determine whether the circumstances of such action may reflect an increased risk of money laundering through the correspondent account.

[3]Proposed rules issued by Treasury define a "correspondent account" as
   "an account established to receive deposits from, make payments on behalf of a foreign financial institution, or handle other financial transactions related to such institution."  In the release accompanying the proposed rules, Treasury explained that in the case of U.S. bank, the definition would include most types of banking relationships between a U.S. bank and a foreign bank.  Additionally, in the case of securities broker-dealers, futures commission merchants and introducing brokers, a correspondent account would include any account that permits the foreign bank to engage in securities or futures transactions, funds transfers or other types of financial transactions.  Financial Crimes Enforcement Network, "Due
   Diligence Anti-Money Laundering Programs for Certain Foreign Accounts," 67
   Fed. Reg. 37736 (May 30, 2002).

    The following additional steps may be taken when dealing with any correspondent account for certain foreign banks:[4]

     *   enhanced scrutiny, including (a) performing due diligence on the foreign bank's anti-money laundering program, and (b) when appropriate, monitoring transactions through the correspondent account and obtaining information about persons that will have authority to direct those transactions;

     *   determining whether the foreign bank maintains correspondent accounts for other foreign banks and, if so, document the identity of these other foreign banks and establish policies and procedures for assessing and minimizing risks associated with these accounts;
         and

     *   in the case of foreign banks whose shares are not publicly traded, identifying each person who owns, controls or has voting power over
         5% or more of any class of the foreign bank's securities and the nature and extent of each such person's ownership interest.

    Due Diligence for Private Banking Accounts for Non-U.S. Persons.
Each Fund, through its Service Providers, shall undertake reasonable efforts to detect and report to the AML Compliance Officer and/or appropriate law enforcement authorities, any known or suspected money laundering conducted through or involving any private banking account[5] that the Fund maintains for or on behalf of a non-U.S. person. Service
Providers shall undertake reasonable efforts to:

     *   ascertain the identity of all nominal holders and holders of any beneficial ownership interest in the private banking account, including the lines of business and source of wealth of such persons;

     *   ascertain the source of funds deposited into the account;

     *   ascertain whether any such holder may be a senior foreign political figure;[6] and

     *   report to the AML Compliance Officer and/or appropriate law enforcement authorities, any known or suspected violation of law conducted through or involving the private banking account.

      Senior Political Figures. Additional due diligence shall be conducted by each Fund, through its Service Providers, in the case of any private banking account maintained for a senior foreign political figure, including whether transactions in such account involve the proceeds of foreign corruption.[7]

      Incomplete Due Diligence. If the AML Compliance Officer is notified by a Service Provider that the above procedures cannot be adequately performed, the AML Compliance Officer shall consult with the Service
Provider to determine what course of action, if any, should be followed.
Examples of such actions include refusing to open an account, filing suspicious activity reports, or closing the account.

[4]Under proposed Treasury rules, this would include all foreign banks operating under the following types of licenses: (1) an offshore banking license; (2) a banking license issued by a foreign country that is designated a noncooperative by an intergovernmental group or organization of which the United States is a member (e.g., the Financial Action Task
   Force on Money Laundering) with which designation the United States representative to the group or organization concurs; or (3) a banking license issued by a foreign country that has been designated by the
   Department of Treasury as warranting special measures due to money laundering concerns.  Id.

[5]Proposed Treasury rules define a a "private banking account" as "an account (or any combination of accounts) that: (1) Requires a minimum aggregate amount of funds or other assets of not less than $1,000,000;
   (ii) Is established on behalf of or for the benefit of one or more individuals who have a direct or beneficial ownership interest in the account; and (3) Is assigned to, or is administered or managed by, in whole or in part, an officer, employee, or agent of a covered financial institution acting as a liaison between the covered financial institution and the direct or beneficial owner of the account."  Id.

[6]"Senior foreign political figure" is defined in the proposed Treasury rules as "(i) A current or former senior official in the executive, legislative, administrative, military, or judicial branches of a foreign government (whether elected or not), a senior official of a major foreign political party, or a senior executive of a foreign government-owned commercial enterprise; (ii) A corporation, business or other entity that has been formed by, or for the benefit of, any such individual; (iii) An immediate family member [spouse, parent, sibling, child, or spouse's parent or sibling] of any such individual; and (iv) A person who is widely and publicly known (or is actually known by the relevant covered financial institution) to maintain a close personal or professional relationship with any such individual."  Id.

[7]Proposed Treasury rules define "proceeds of foreign corruption" to mean
   "assets or property that are acquired by, through, or on behalf of a senior foreign political figure through misappropriation, theft or embezzlement of public funds, or the unlawful conversion of property of a foreign government, or through acts of bribery or extortion, and shall include other property into which such assets have been transformed or converted."
   Id.

                             NO CASH POLICY

     No Fund will accept or disburse cash in connection with an investment in the Fund or the establishment of an account for an investor. For the purposes of this policy, cash includes currency and credit card convenience checks.

                           EDUCATION AND TRAINING

    In General. The AML Compliance Officer shall attend, and the Funds shall require that other members of the AML Compliance Committee and all relevant employees of the Service Providers to whom the Fund has delegated compliance with this AML Program to attend, anti-money laundering training no less frequently than annually. The purpose of anti-money laundering training is to educate those individuals to recognize the indicia of possible money laundering and to take appropriate actions when such a risk is identified.

    AML training may be conducted at third-party or in-house seminars and may include computer training. The Funds shall require that the level, frequency and focus of the training shall be determined by the responsibilities of the attendees and extent to which their functions bring them into contact with possible money laundering activity. The Funds also shall require that training be relevant to the functions of the attendees and include job-specific guidance.

    AML training shall cover, at a minimum:

     *   what money laundering is and how it is carried out;

     *   federal anti-money laundering statutes and regulations, with a particular emphasis on laws and regulations since the last training session;

     *   the civil and legal penalties associated with money laundering activities;

     *   what the Fund's obligations are under federal anti-money laundering statutues and regulations;

     *   reporting and recordkeeping requirements under the Act and BSA;

     *   an overview of this AML Program, with a particular emphasis on changes in the Program since the last training session;

     *   potential indicators of money laundering activities and suspicious activity, including recent money laundering schemes;

     *   steps that should be followed when suspicious activities arise; and

     *   consequences for not following this AML Program.

      Initial and Continuing Education. A Fund shall require of a Service
Provider to whom the Fund has delegated compliance with this AML Program that: (i) new employees of such Service Provider receive AML training upon the commencement of their employment; and (ii) existing employees of such
Service Provider receive AML training at the time such employees assume duties that bring them into contact with possible money laundering activities.

    Periodic updates on the subject matter covered in the AML training program shall be provided either in the form of a training session or a written bulletin that may be disseminated in paper or electronic format.

      Review. The AML Compliance Officer shall be responsible for reviewing, no less frequently than annually, the AML training described herein.

                                   AUDIT

      Required Annually. This AML Program shall be audited no less frequently than annually.

       Independence Requirement. The audit may be performed by trained members of a Service Provider's audit department who are independent of the personnel working in the areas that are exposed to potential issues related to money laundering activities, or by an independent third party.
The audit personnel must be knowledgeable regarding the requirements of the Act, the BSA and money laundering activities.

       Required Items. As part of the audit, the auditor shall:

     *   test all affected areas to obtain reasonable assurance that the AML
         Compliance Officer and Fund officers understand and are complying with anti-money laundering policies and procedures;

     *   annually review the flow of investor funds, account and trading information into and within and among the Funds to determine whether additional elements should be added to the Program;

     *   review contractual arrangements with Service Providers and the AML
         Compliance Officer's ongoing evaluation of  compliance by Service
         Providers with their own anti-money laundering programs;

     *   review the suspicious activity referral, investigation and reporting process;

     *   review and test compliance with the recordkeeping and record retention procedures; and

     *   review the substantive adequacy of the training sessions.

       Written Report. The auditor shall prepare a written report documenting the results of the audit, including any deficiencies and recommendations for enhanced compliance with this AML Program. Copies of the report shall promptly be provided to the AML Compliance Officer and each Fund's Board of Directors for their review and consideration and may be provided to the AML Compliance Committee.

                             APPROVAL & REVIEW

      Initial and Annual Approval. The Board of Directors of each Fund shall approve or ratify the adoption of this AML Program for the Fund and shall review and approve this AML Program no less frequently than annually. The Board of Directors may request and evaluate such information as it deems reasonable and appropriate in connection with its review and approval of this AML Program.

       Interim Amendments. The AML Compliance Officer, in consultation with the AML Compliance Committee, may adopt interim amendments to this
AML Program as necessary to comply with legal requirements, subject to ratification by the Board of Directors.

       Record. Any approval or ratification shall be noted in the minutes of the meeting at which such action was taken.

                               RECORDKEEPING

    General. Each Fund shall maintain records in order to (1) provide an audit trail for law enforcement officials investigating potential money laundering schemes and (2) document the Fund's compliance with all applicable legal and regulatory requirements relating to money laundering.

      Required Records. The AML Compliance Officer shall maintain records documenting each Fund's compliance with this AML Program, including:

     *   the assurances received from Service Providers regarding the nature and extent of their anti-money laundering programs, as well as other records relating to the evaluation of Service Providers;

     *   all Suspicious Activity Referral Forms and Suspicious Activity
         Investigation Forms, and any SARs filed by the Fund, along with all supporting documentation;

     *   the AML Compliance Officer's annual report to the Board of
         Directors;

     *   the minutes from any meeting of the Board of Directors at which this Program was reviewed and approved;

     *   all documentation relating to education and training under this
         Program, including the date of each training session, the
         attendees, the topics covered and the training materials
         disseminated; and

     *   the annual audit report prepared by an independent third party.

       Length of Time to Retain Records. The above records must be maintained for a period of five years from the event they document, or such other period as may be required by law, in a readily accessible place. All Suspicious Activity Reports and related documents must be retained for five years from the date of filing.

                              CERTIFICATION

     Fund officers and such other persons designated by the AML Compliance
Officer shall be required, on an annual basis, to certify their knowledge of, and compliance with, the Fund's AML Program. Each such individual shall be asked to execute a statement affirming that he or she has read and understands the policies set forth herein.

                                                        APPENDIX A

                 ADOPTION OF ANTI-MONEY LAUNDERING PROGRAM

         The following funds have adopted this Anti-Money Laundering
Program:

1.   Waddell & Reed Advisors Group of Mutual Funds
         Waddell & Reed Advisors Asset Strategy Fund, Inc.
         Waddell & Reed Advisors Cash Management, Inc.
         Waddell & Reed Advisors Continental Income Fund, Inc.
         Waddell & Reed Advisors Fixed Income Funds, Inc.
              Government Securities Fund
              Limited-Term Bond Fund
         Waddell & Reed Advisors Funds, Inc.
              Accumulative Fund
              Bond Fund
              Core Investment Fund
              Science & Technology Fund
         Waddell & Reed Advisors Global Bond Fund, Inc.
         Waddell & Reed Advisors High Income Fund, Inc.
         Waddell & Reed Advisors International Growth Fund, Inc.
         Waddell & Reed Advisors Municipal Bond Fund, Inc.
         Waddell & Reed Advisors Municipal High Income Fund, Inc.
         Waddell & Reed Advisors New Concepts Fund, Inc.
         Waddell & Reed Advisors Retirement Shares, Inc.
         Waddell & Reed Advisors Small Cap Fund, Inc.
         Waddell & Reed Advisors Tax-Managed Equity Fund, Inc.
         Waddell & Reed Advisors Value Fund, Inc.
         Waddell & Reed Advisors Vanguard Fund, Inc.

2.   W&R Funds, Inc.

3.   W&R Target Funds, Inc.

4.   Waddell & Reed InvestEd Portfolios, Inc.

                                                   APPENDIX B

               ANTI-MONEY LAUNDERING COMPLIANCE OFFICER

    Kristen A. Richards serves as the Anti-Money Laundering Compliance
Officer for each  Fund pursuant to the Anti-Money Laundering Program. She may be contacted as follows:

              Name:               Kristen A. Richards
              Address:            6300 Lamar Avenue
                                  P.O. Box 29217
                                  Shawnee Mission, Kansas   66201-9217

              E-Mail Address:     krichards@waddell.com

              Telephone Number:   (913) 236-1923

              Fax Number:         (913) 236-2379

Dated:  July 24, 2002